Exhibit 99.1

Antero Resources Reports Fourth Quarter and Year-End 2014 Financial and Operating Results

Denver, Colorado, February 25, 2015—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its fourth quarter and year-end 2014 financial and operating results.  The relevant financial statements are included in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission (“SEC”).

Highlights for the Fourth Quarter of 2014:

•                  Average net daily production of 1,265 MMcfe/d, an 87% increase over the prior year quarter and a 17% increase sequentially

•                  Includes net daily liquids production of 30,447 Bbl/d, a 172% increase over the prior year quarter and a 22% increase sequentially

•                  Realized natural gas price before hedging averaged $3.66 per Mcf, a $0.34 negative differential to Nymex

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $4.68 per Mcfe

•                  Adjusted net income of $78 million ($0.30 per share), a 6% increase over the prior year quarter

•                  Adjusted EBITDAX of $330 million, a 53% increase over the prior year quarter

Recent Developments

Lender Commitments Increased to $4.0 billion

On February 17, 2014, Antero’s borrowing base under its bank credit facility was reaffirmed at $4.0 billion.  In addition, lender commitments under the facility were increased by $1.0 billion to the full $4.0 billion borrowing base amount.

The bank syndicate, which is co-led by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., was expanded to add three banks, increasing the number of participants to 29 banks.  The next redetermination of the borrowing base is scheduled to occur in October 2015.

Year-End 2014 Proved and 3P Reserves

On January 25, 2015, Antero announced that proved reserves at December 31, 2014 were 12.7 Tcfe, a 66% increase compared to proved reserves at December 31, 2013, in each case assuming ethane rejection.  Finding and development costs for proved reserve additions from all sources including costs incurred for drilling capital, acquisitions, leasehold additions and all price and performance revisions averaged $0.61 per Mcfe.  Proved developed reserves at year-end 2014 totaled 3.8 Tcfe, an 88% increase over 2013.  Additionally, the percentage of proved reserves classified as proved developed increased from 27% at year-end 2013 to 30% as of December 31, 2014.

The Company’s proved, probable and possible (“3P”) reserves at year-end 2014 totaled 40.7 Tcfe, which represents a 16% increase compared to the prior year, also assuming ethane rejection. Antero’s Marcellus and Utica 3P drilling inventory increased to 5,331 locations, of which approximately 70% of these locations are liquids-rich.

2015 Capital Budget and Guidance

On January 20, 2015, Antero announced that it expects to invest approximately $1.6 billion in 2015 for drilling and completion, $150 million for core leasehold acreage acquisitions, and $50 million for fresh water distribution infrastructure.  The $1.6 billion drilling and completion budget represents a 36% reduction as compared to 2014 drilling and completion capital expenditures of $2.5 billion.  Net daily production for 2015 is projected to average 1.4 Bcfe/d, an approximate 40% increase over 2014.  Antero’s capital budget excludes Antero Midstream Partners LP’s (“Antero Midstream”) (NYSE: AM) $425 million to $450 million capital budget relating to high and low pressure gathering pipelines and compressor stations.

Antero Resources Financial Results

As of December 31, 2014, Antero owned a 69.7% limited partner interest in Antero Midstream. Antero Midstream financial results since the November 10, 2014 IPO closing are consolidated with Antero’s results.

Fourth Quarter 2014 Financial Results

For the three months ended December 31, 2014, the Company reported net income from continuing operations attributable to common stockholders of $607 million, or $2.32 per basic and diluted share, compared to a net loss from continuing operations of $225 million in the fourth quarter for 2013.  The GAAP net income for the fourth quarter of 2014 included the following items:

•                  Non-cash gains on unsettled hedges of $853 million ($531 million net of tax)

•                  Non-cash equity-based stock compensation expense of $26 million ($22 million net of tax)

•                  Gain on sale of assets of $40 million ($25 million net of tax)

•                  Impairment of unproved properties of $7 million ($5 million net of tax)

Without the effect of these items, the Company’s results for the fourth quarter of 2014 were as follows:

•                  Adjusted net income from continuing operations attributable to common stockholders of $78 million, or $0.30 per basic and diluted share, a 6% increase compared to $73 million in the fourth quarter of 2013

•                  Adjusted EBITDAX of $330 million, a 53% increase compared to $215 million in the fourth quarter of 2013

•                  Cash flow from operations before changes in working capital of $278 million, a 59% increase compared to $174 million in the fourth quarter of 2013

Net production for the fourth quarter of 2014 averaged 1,265 MMcfe/d, an 87% increase as compared to the fourth quarter of 2013 and a 17% increase from the third quarter of 2014.  Net production was comprised of 1,082 MMcf/d of natural gas (86%), 27,174 Bbl/d of natural gas liquids (“NGL”s) (13%) and 3,273 Bbl/d of crude oil (1%).  Fourth quarter 2014 net liquids production (NGLs and oil) of 30,447 Bbl/d increased 172% as compared to the fourth quarter of 2013 and 22% from the third quarter of 2014.

Average natural gas price before hedging decreased 3% from the prior year quarter to $3.66 per Mcf, a $0.34 per Mcf negative differential to Nymex, due to wider Appalachian index basis.  Approximately 64% of Antero’s fourth quarter 2014 natural gas revenue was realized at favorable indices, including Columbia Gas Transmission (TCO), Nymex and Chicago.  The remaining 36% of natural gas production was priced at various less favorable index pricing points, including Dominion South and Tetco M2.

Average realized Y-grade C3+ NGL price for the fourth quarter of 2014 was $33.41 per barrel, or 46% of Nymex WTI oil price, a 40% decrease as compared to the prior year quarter, and average realized oil price before hedging was $59.85 per barrel, a 32% decrease as compared to the fourth quarter of 2013.  Average natural gas-equivalent price including NGLs and oil, but excluding hedge settlements, decreased from the prior year quarter by 9% to $4.00 per Mcfe.

Average realized natural gas price including hedges was $4.39 per Mcf for the fourth quarter of 2014, a 7% decrease as compared to the fourth quarter of 2013.  Average realized oil price including hedges was $78.24 per barrel, a 30% decrease as compared to the fourth quarter of 2013.  Average natural gas-equivalent price including NGLs, oil and hedge settlements decreased by 11% to $4.68 per Mcfe for the fourth quarter of 2014 as compared to the fourth quarter of 2013.  For the fourth quarter of 2014, Antero realized hedging gains of $78 million, or $0.68 per Mcfe.

Total revenues for the fourth quarter of 2014 were $1.5 billion as compared to $480 million for the fourth quarter of 2013.  Revenue for the fourth quarter of 2014 included an $853 million non-cash gain on unsettled hedges while the fourth quarter of 2013 included a $152 million non-cash gain on unsettled hedges. Liquids production contributed 22% of combined natural gas, NGLs and oil revenue before hedges in the fourth quarter of 2014, consistent with the prior year.  Adjusted net revenue increased 78% to $585 million compared to the fourth quarter of 2013 (including cash-settled hedge gains and losses but excluding unsettled hedge gains and losses).  For a reconciliation of adjusted net revenue to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for the fourth quarter of 2014 was $31 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Rockies Express Pipeline.

Marketing expense for the fourth quarter of 2014 was $45 million.  The largest components of marketing expense were the costs related to excess capacity, the cost of purchasing third-party gas and the firm transport demand costs associated with the Company’s currently unused ATEX ethane pipeline capacity.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the fourth quarter of 2014 was $1.54 per Mcfe which is a 1% increase compared to $1.52 per Mcfe in the prior year quarter.  Per unit general and administrative expense for the fourth quarter of 2014, excluding non-cash equity-based compensation expense, was $0.24 per Mcfe, a 23% decrease from the fourth quarter of 2013.  The decrease was primarily driven by the significant increase in net production.  Per unit depreciation, depletion and amortization expense increased 12% from the prior year quarter to $1.35 per Mcfe, primarily driven by higher depreciation on gathering and fresh water distribution assets as Antero Midstream and Antero continued to build out these respective systems in the rich gas areas of the Marcellus and Utica Shale plays.

Adjusted EBITDAX of $330 million for the fourth quarter of 2014 was 53% higher than the prior year quarter due to increased production and revenue.  EBITDAX margin for the quarter was $2.84 per Mcfe, representing an 18% decrease over the prior year quarter due to lower commodity prices.  For the fourth quarter of 2014, cash flow from operations before changes in working capital increased 59% from the prior year to $278 million.

For a description of Adjusted EBITDAX and EBITDAX margin, cash flow from operations before changes in working capital and adjusted net income from continuing operations attributable to common stockholders and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

2014 Financial Results

Net production for 2014 averaged 1,007 MMcfe/d, an increase of 93% from the prior year.  Net production was comprised of 869 MMcf/d of natural gas (86%), 19,458 Bbl/d of NGLs (12%) and 3,593 Bbl/d of crude oil (2%).  Net liquids production in 2014 averaged 23,051 Bbl/d, an increase of 258% over 2013 liquids production.  The net production increase was primarily driven by production from 136 new Marcellus wells and 41 new Utica wells brought on line in 2014, all operated by Antero.

Average natural gas price before hedges increased 5% from the prior year to $4.10 per Mcf, a $0.31 per Mcf negative differential to Nymex.  Approximately 60% of Antero’s 2014 natural gas revenue was realized at favorable indices, including Columbia Gas Transmission (TCO), Nymex and Chicago.  The remaining 40% of natural gas production was priced at various other less favorable index pricing points, including Dominion South and Tetco M2.

Average realized Y-grade C3+ NGL price for 2014 was $46.23 per barrel, or 50% of the Nymex WTI oil price, a 12% decrease as compared to the prior year, and average realized oil price before hedging was $81.65 per barrel, an 11% decrease as compared to the prior year.  Average natural gas-equivalent price including NGLs and oil, but excluding hedge settlements, increased 10% to $4.73 per Mcfe from the prior year.

Average realized natural gas price including hedges was $4.52 per Mcf for 2014, a 6% decrease as compared to 2013.  Average realized oil price including hedges was $84.66 per barrel, a 15% decrease as compared to 2013.  Average natural gas-equivalent price including NGLs, oil and hedge settlements, decreased by 1% to $5.10 per Mcfe for 2014 as compared to 2013.  For 2014, Antero realized hedging gains of $136 million or $0.37 per Mcfe.

Total revenues for 2014 were $2.7 billion as compared to $1.3 billion for the prior year.  Revenue for 2014 included a $732 million non-cash gain on unsettled hedges while 2013 included a $328 million non-cash gain on unsettled hedges.  Liquids production contributed 25% of combined natural gas, NGLs and oil revenue before hedges in 2014 compared to 16% during 2013.  Non-GAAP adjusted net revenue increased 98% to $1.9 billion compared to 2013 (including cash-settled hedge gains and losses but excluding unsettled hedge gains and losses).  For a reconciliation of adjusted net revenue to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for 2014 was $54 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Rockies Express Pipeline.

Marketing expense for 2014 was $103 million.  The largest components of marketing expense were the cost of purchasing third-party gas and the firm transport demand costs associated with the Company’s underutilized ATEX ethane pipeline capacity.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for 2014 was $1.58 per Mcfe which is an 8% increase compared to $1.46 per Mcfe in the prior year.  The increase was primarily due to the significant increase in liquids production and the associated processing and operating expenses.  Per unit general and administrative expense for 2014, excluding non-cash equity based compensation expense, was $0.28 per Mcfe, a 13% decrease from 2013.  The decrease was primarily driven by the significant increase in net production.  Per unit depreciation, depletion and amortization expense increased 6% from the prior year to $1.30 per Mcfe, primarily driven by increased depreciation on midstream assets and facilities.

Adjusted EBITDAX of $1.2 billion for 2014 was 79% higher than the prior year due to increased production and revenue.  EBITDAX margin for 2014 was $3.16 per Mcfe representing a 7% decrease from the prior year.  For 2014, cash flow from operations before changes in working capital increased 99% from the prior year to $980 million.

The Company reported net income from continuing operations attributable to common stockholders of $671 million ($2.56 per basic and diluted share) on a GAAP basis for 2014, including $732 million of non-cash gains on unsettled hedges ($456 million net of tax), $112 million of non-cash equity-based compensation expense ($101 million net of tax), a $40 million gain on sale of assets ($25 million net of tax), $20 million of losses on early extinguishment of debt ($13 million net of tax) and $15 million of impairment of unproved properties ($9 million net of tax).  Excluding these non-cash items, adjusted net income from continuing operations attributable to common stockholders was $314 million ($1.20 per basic and diluted share) for 2014 representing an 84% increase over the prior year.

For a description of Adjusted EBITDAX and EBITDAX margin, cash flow from operations before changes in working capital and adjusted net income from continuing operations attributable to common stockholders and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero Midstream Financial Results

Antero Midstream’s low pressure volumes for 2014 averaged 498 MMcf/d, a 196% increase from 2013.  High pressure and compression volumes for 2014 averaged 460 MMcf/d and 104 MMcf/d, respectively, representing 1,338% and 285% year over year growth from 2013.  Condensate gathering volumes averaged 2 MBbl/d in 2014.  Volumetric growth was primarily driven by increased production from Antero.

Revenue at Antero Midstream for 2014 was $96 million as compared to $22 million for the prior year, primarily driven by increased throughput volumes across Antero Midstream’s systems.  Revenues in 2014 were comprised entirely of fixed fees from Antero.  Direct operating expenses totaled $15 million and general and administrative expenses totaled $22 million, including $9 million of non-cash equity-based compensation.  Total operating expenses were $74 million including $37 million of depreciation. Operating income for 2014 was $21 million as compared to a $14 million operating loss in the prior year, while net income was $17 million as compared to a $14 million net loss in the prior year.

Antero Midstream invested $542 million in gathering and compression projects in 2014, including $417 million in the Marcellus and $125 million in the Utica.

On February 2, 2015, Antero Midstream declared its initial quarterly cash distribution of $0.0943 per unit for the fourth quarter of 2014.  The distribution represents a prorated portion of the Partnership’s minimum quarterly distribution (“MQD”) of $0.17 per unit ($0.68 per unit annualized), based upon the number of days after the closing of the Partnership’s initial public offering on November 10, 2014 through December 31, 2014.  The distribution will be payable on February 27, 2015 to unitholders on record as of February 13, 2015.

Antero Midstream results were released today and are available at www.anteromidstream.com

Balance Sheet and Liquidity

As of December 31, 2014, the Company’s consolidated net debt was $4.1 billion of which $1.7 billion were borrowings outstanding under the Company’s $4.0 billion credit facility.  As of December 31, 2014, the Company had total debt of $4.4 billion and a cash balance of $246 million.  Pro-forma for the $1.0 billion increase in lender commitments under Antero’s credit facility, the $1.0 billion of availability under Antero Midstream’s credit facility, and $387 million in letters of credit outstanding, the company had $3.1 billion in available consolidated liquidity as of December 31, 2014.  For a reconciliation of consolidated net debt to total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

2014 Capital Spending

Antero’s drilling and completion costs for the year ended December 31, 2014 were approximately $2.5 billion.  In addition, the Company invested $841 million for additional leasehold interests, including $415 million for acquisitions and $426 million for land,

$197 million in Antero’s fresh water distribution projects in the Marcellus and Utica Shale plays and $30 million in certain Antero gathering infrastructure and other capital projects.

Conference Call

A conference call is scheduled on Thursday, February 26, 2015 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 866-605-3851 (Canada), or 412-902-4229 (International) and reference passcode 10058992.  A telephone replay of the call will be available until Thursday, March 5, 2015 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Thursday, March 5, 2015 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the February 26, 2015 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total operating revenue adjusted for certain non-cash items, including unsettled hedge gains and losses and gains and losses on asset sales.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to adjusted net revenue:

	Three months ended December 31,		Years ended December 31,
	2013	2014	2013	2014

Total operating revenue	$480,014	$1,478,597	$1,313,134	$2,720,632
Hedge gains	(206,179)	(931,921)	(491,689)	(868,201)
Cash receipts for settled hedges	54,259	78,451	163,570	135,784
Gain on sale of assets	—	(40,000)	—	(40,000)
Adjusted net revenue	$328,094	$585,127	$985,015	$1,948,215

Adjusted net income from continuing operations attributable to common stockholders as set forth in this release represents net income (loss) from continuing operations attributable to common stockholders, adjusted for certain items.  Antero believes that adjusted net income from continuing operations attributable to common stockholders is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income from continuing operations attributable to common stockholders is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) from continuing operations attributable to common stockholders as an indicator of financial performance.  The following table reconciles net income (loss) from continuing operations attributable to common stockholders to adjusted net income from continuing operations attributable to common stockholders:

	Three months ended		Years ended
	December 31,		December 31,
	2013	2014	2013	2014
Net income (loss) from continuing operations attributable to common stockholders	$(225,177)	$606,722	$(24,187)	$671,377
Non-cash commodity derivative gains on unsettled derivatives, net of tax	(94,190)	(530,926)	(203,434)	(455,621)
Impairment of unproved properties, net of tax	846	4,543	6,775	9,454
Loss on early extinguishment of debt	26,392	—	26,392	12,682
Equity-based compensation, net of tax	365,157	22,125	365,157	101,429
Gain on sale of assets, net of tax	—	(24,883)	—	(24,883)
Adjusted net income from continuing operations attributable to common stockholders	$73,028	$77,581	$170,703	$314,438

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended December 31,		Years ended December 31,
	2013	2014	2013	2014

Net cash provided by operating activities	$202,770	$199,375	$534,707	$998,121
Net change in working capital	(28,385)	78,348	(41,914)	(17,805)
Cash flow from operations before changes in working capital	$174,385	$277,723	$492,793	$980,316

The following table reconciles consolidated net debt to total debt as used in this release:

	Years ended December 31,
	2013	2014

Bank credit facility	$288,000	$1,730,000
7.25% senior notes due 2019	260,000	—
6.00% senior notes due 2020	525,000	525,000
5.375% senior notes due 2021	1,000,000	1,000,000
5.125% senior notes due 2022	—	1,100,000
Net unamortized premium	5,999	7,550
Total debt	$2,078,999	$4,362,550
Cash and cash equivalents	17,487	245,979
Consolidated net debt	$2,061,512	$4,116,571

Adjusted EBITDAX is a non-GAAP financial measure that Antero defines as net income (loss) from continuing operations after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income (loss), cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.  However, Antero’s management team believes Adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income (loss), the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net income (loss) from continuing operations to Adjusted EBITDAX, a reconciliation of total Adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before cash receipts for settled hedges to EBITDAX margin:

	Three months ended		Years ended
	December 31,		December 31,
	2013	2014	2013	2014

Net income (loss) from continuing operations	$(225,177)	$608,970	$(24,187)	$673,625
Commodity derivative fair value gains losses	(206,179)	(931,921)	(491,689)	(868,201)
Net cash receipts on settled derivative instruments	54,259	78,451	163,570	135,784
Gain on sale of assets	—	(40,000)	—	(40,000)
Interest expense	35,777	48,994	136,617	160,051
Loss on early extinguishment of debt	42,567	—	42,567	20,386
Income tax expense	65,515	369,753	186,210	445,672
Depreciation, depletion, amortization, and accretion	75,494	157,252	234,941	479,167
Impairment of unproved properties	1,364	7,303	10,928	15,198
Exploration expense	5,238	6,717	22,272	27,893
Equity-based compensation expense	365,280	26,356	365,280	112,252
State franchise taxes	1,029	450	2,849	2,188
Less:
Net income attributable to non-controlling interests	—	2,248	—	2,248
Consolidated adjusted EBITDAX from continuing operations	215,167	330,077	649,358	1,161,767
Less:
Net income from discontinued operations	2,157	—	5,257	2,210
Gain on sale of assets	(3,506)	—	(8,506)	(3,564)
Income tax expense	1,349	—	3,249	1,354
Total adjusted EBITDAX	215,167	330,077	649,358	1,161,767
Interest expense	(35,777)	(48,994)	(136,617)	(160,051)
Exploration expense	(5,238)	(6,717)	(22,272)	(27,893)
Changes in current assets and liabilities	28,385	(78,348)	41,914	17,805
State franchise taxes	(1,029)	(450)	(2,849)	(2,188)
Net income attributable to noncontrolling interests	—	2,248	—	2,248
Other noncash items	1,262	1,559	5,173	6,433
Net cash provided by operating activities	$202,770	$199,375	$534,707	$998,121

	Three months ended		Years ended
	December 31,		December 31,
	2013	2014	2013	2014
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled hedges	$4.39	$4.00	$4.31	$4.73
Gathering, compression, and water distribution revenues	—	0.09	—	0.06
Lease operating expense	(0.07)	(0.09)	(0.05)	(0.08)
Gathering, compression, processing and transportation costs	(1.13)	(1.25)	(1.15)	(1.26)
Marketing, net	—	(0.13)	—	(0.14)
Production taxes	(0.32)	(0.20)	(0.26)	(0.24)
General and administrative(1)	(0.31)	(0.24)	(0.32)	(0.28)
Franchise taxes	0.02	—	0.02	0.01
Noncontrolling interest	—	(0.02)	—	(0.01)
Adjusted EBITDAX margin before settled hedges	2.58	2.16	2.55	2.79
Cash receipts for settled hedges	0.87	0.68	0.86	0.37
Adjusted EBITDAX margin ($ per Mcfe):	$3.45	$2.84	$3.41	$3.16

(1) — excludes equity-based stock compensation that is included in G&A

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Cautionary Statements

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

The SEC permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. Antero does not plan to include probable and possible reserve estimates in its filings with the SEC.  Antero has provided internally generated estimates that have been audited by its third party reserve engineer in this release.  Antero’s estimate of proved, probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, the Company notes that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

This release provides a summary of Antero’s reserves as of December 31, 2014, assuming ethane “rejection”.  Ethane rejection occurs when ethane is left in the wellhead natural gas stream when the natural gas is processed, rather than being separated out and sold as a liquid after fractionation.  When ethane is left in the gas stream, the Btu content of the residue natural gas at the outlet of the processing plant is higher.  Producers will generally elect to “reject” ethane at the processing plant when the price received for the ethane in the natural gas stream is greater than the price received for the ethane being sold as a liquid after fractionation, net of fractionation costs.  When ethane is recovered in the processing plant, the Btu content of the residue natural gas is lower, but a producer is then able to recover the value of the ethane sold as a separate natural gas liquid product.  In addition, natural gas processing plants can produce the other NGL products (propane, normal butane, isobutene and natural gasoline) while rejecting ethane.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Consolidated Balance Sheets

December 31, 2013 and 2014

(In thousands, except share amounts)

	2013	2014
Assets
Current assets:
Cash and cash equivalents	$17,487	245,979
Accounts receivable — trade, net of allowance for doubtful accounts of $1,251 in 2013 and 2014	30,610	116,203
Accrued revenue	96,825	191,558
Derivative instruments	183,000	692,554
Other	5,642	5,866
Total current assets	333,564	1,252,160
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	1,513,136	2,060,936
Proved properties	3,621,672	6,515,221
Fresh water distribution systems	231,684	421,012
Gathering systems and facilities	584,626	1,197,239
Other property and equipment	15,757	37,687
	5,966,875	10,232,095
Less accumulated depletion, depreciation, and amortization	(407,219)	(879,643)
Property and equipment, net	5,559,656	9,352,452
Derivative instruments	677,780	899,997
Other assets, net	42,581	68,886
Total assets	$6,613,581	11,573,495

Liabilities and Equity
Current liabilities:
Accounts payable	$370,640	531,564
Accrued liabilities	77,126	168,614
Revenue distributions payable	96,589	182,352
Deferred income tax liability	69,191	260,373
Derivative instruments	646	—
Other	8,037	12,202
Total current liabilities	622,229	1,155,105
Long-term liabilities:
Long-term debt	2,078,999	4,362,550
Deferred income tax liability	278,580	534,423
Other long-term liabilities	35,113	47,587
Total liabilities	3,014,921	6,099,665
Commitments and contingencies
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding 262,049,659 shares and 262,071,642 shares, respectively	2,620	2,621
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Additional paid-in capital	3,402,180	3,513,725
Accumulated earnings	193,860	867,447
Total stockholders’ equity	3,598,660	4,383,793
Noncontrolling interest in consolidated subsidiary	—	1,090,037
Total equity	3,598,660	5,473,830
Total liabilities and equity	$6,613,581	11,573,495

ANTERO RESOURCES CORPORATION

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years Ended December 31, 2012, 2013 and 2014

(In thousands, except share and per share amounts)

	2012	2013	2014
Revenue:
Natural gas sales	$259,743	689,198	1,301,349
Natural gas liquids sales	3,719	111,663	328,323
Oil sales	1,520	20,584	107,080
Gathering, compression, and water distribution	—	—	22,075
Marketing	—	—	53,604
Commodity derivative fair value gains	179,546	491,689	868,201
Gain on sale of gathering system	291,190	—	40,000
Total revenue	735,718	1,313,134	2,720,632
Operating expenses:
Lease operating	6,243	9,439	29,341
Gathering, compression, processing, and transportation	91,094	218,428	461,413
Production and ad valorem taxes	20,210	50,481	87,918
Marketing	—	—	103,435
Exploration	14,675	22,272	27,893
Impairment of unproved properties	12,070	10,928	15,198
Depletion, depreciation, and amortization	102,026	233,876	477,896
Accretion of asset retirement obligations	101	1,065	1,271
General and administrative (including equity-based compensation expense of $365,280 and $112,252 in 2013 and 2014, respectively)	45,284	425,438	216,533
Total operating expenses	291,703	971,927	1,420,898
Operating income	444,015	341,207	1,299,734
Other expenses:
Interest	(97,510)	(136,617)	(160,051)
Loss on early extinguishment of debt	—	(42,567)	(20,386)
Total other expenses	(97,510)	(179,184)	(180,437)
Income from continuing operations before income taxes and discontinued operations	346,505	162,023	1,119,297
Provision for income tax expense	(121,229)	(186,210)	(445,672)
Income (loss) from continuing operations	225,276	(24,187)	673,625
Discontinued operations:
Income (loss) from sale of discontinued operations, net of income tax (expense) benefit of $272,533, $(3,249), and $(1,354) in 2012, 2013, and 2014, respectively	(510,345)	5,257	2,210
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(285,069)	(18,930)	675,835
Net income and comprehensive income attributable to noncontrolling interest	—	—	2,248
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(285,069)	(18,930)	673,587

Earnings (loss) per common share:
Continuing operations	$0.86	(0.09)	2.56
Discontinued operations	(1.95)	0.02	0.01
Total	$(1.09)	(0.07)	2.57

Earnings (loss) per common share—assuming dilution
Continuing operations	$0.86	(0.09)	2.56
Discontinued operations	(1.95)	0.02	0.01
Total	$(1.09)	(0.07)	2.57

Weighted average number of shares outstanding:
Basic	262,049,659	262,049,659	262,053,868
Diluted	262,049,659	262,049,659	262,068,106

ANTERO RESOURCES CORPORATION

Consolidated Statements of Cash Flows

Years ended December 31, 2012, 2013, and 2014

(In thousands)

	2012	2013	2014
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$(285,069)	(18,930)	675,835
Adjustment to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	102,127	234,941	479,167
Impairment of unproved properties	12,070	10,928	15,198
Derivative fair value gain	(179,546)	(491,689)	(868,201)
Cash receipts for settled derivatives	178,491	163,570	135,784
Deferred income tax expense	106,229	190,210	445,672
Gain on sale of assets	(291,190)	—	(40,000)
Equity-based compensation expense	—	365,280	112,252
Loss on early extinguishment of debt	—	42,567	20,386
Loss (gain) on sale of discontinued operations	795,945	(8,506)	(3,564)
Depletion, depreciation, amortization, and impairment of unproved properties—discontinued operations	90,096	—	—
Derivative fair value gains—discontinued operations	(46,358)	—	—
Cash receipts for settled derivatives—discontinued operations	92,166	—	—
Deferred income tax benefit (expense)—discontinued operations	(272,553)	3,249	1,354
Other	4,960	1,173	6,433
Changes in assets and liabilities:
Accounts receivable	5,511	(9,314)	(45,593)
Accrued revenue	(10,683)	(50,156)	(94,733)
Other current assets	(8,882)	19,543	(2,891)
Accounts payable	(2,117)	1,039	(11,710)
Accrued liabilities	14,790	26,803	85,953
Revenue distributions payable	11,268	50,552	85,763
Other	15,000	3,447	1,016
Net cash provided by operating activities	332,255	534,707	998,121
Cash flows used in investing activities:
Additions to proved properties	(10,254)	(15,300)	(64,066)
Additions to unproved properties	(687,403)	(440,825)	(777,422)
Drilling and completion costs	(836,350)	(1,615,965)	(2,477,150)
Additions to fresh water distribution systems	(2,801)	(203,790)	(196,675)
Additions to gathering systems and facilities	(142,294)	(389,453)	(558,037)
Additions to other property and equipment	(3,447)	(6,240)	(13,218)
Decrease in notes receivable	4,889	4,555	2,667
Change in other assets	(3,707)	(6,574)	(5,749)
Proceeds from asset sales	1,217,876	—	—
Net cash used in investing activities	(463,491)	(2,673,592)	(4,089,650)
Cash flows from financing activities:
Issuance of common stock	—	1,578,573	—
Issuance of common units in Antero Midstream Partners LP	—	—	1,087,224
Issuance of senior notes	300,000	1,231,750	1,102,500
Repayment of senior notes	—	(690,000)	(260,000)
Borrowings (repayments) on bank credit facility, net	(148,000)	71,000	1,442,000
Make-whole premium on debt extinguished	—	(33,041)	(17,383)
Payments of deferred financing costs	(5,926)	(20,899)	(31,543)
Other	808	—	(2,777)
Net cash provided by financing activities	146,882	2,137,383	3,320,021
Net increase (decrease) in cash and cash equivalents	15,646	(1,502)	228,492
Cash and cash equivalents, beginning of period	3,343	18,989	17,487
Cash and cash equivalents, end of period	$18,989	17,487	245,979

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$90,122	117,832	163,055
Supplemental disclosure of noncash investing activities:
Increase in accounts payable for additions to property and equipment	$72,881	188,123	181,591

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended December 31, 2013 compared to the three months ended December 31, 2014:

	Three Months Ended December 31,		Amount of Increase	Percent
(in thousands, except per unit and production data)	2013	2014	(Decrease)	Change
Operating revenues:
Natural gas sales	$212,795	$364,472	$151,677	71%
NGLs sales	51,891	83,516	31,625	61%
Oil sales	9,149	18,021	8,872	97%
Gathering, compression, and water distribution	—	10,111	10,111	*
Marketing	—	30,556	30,556	*
Commodity derivative fair value gains	206,179	931,921	725,742	352%
Gain on sale of gathering system	—	40,000	40,000	*
Total operating revenues	480,014	1,478,597	998,583	208%
Operating expenses:
Lease operating	4,217	10,771	6,554	155%
Gathering, compression, processing, and transportation	70,405	145,535	75,130	107%
Production and ad valorem taxes	19,903	23,795	3,892	20%
Marketing	—	45,316	45,316	*
Exploration	5,238	6,717	1,479	28%
Impairment of unproved properties	1,364	7,303	5,939	435%
Depletion, depreciation, and amortization	75,226	156,912	81,686	109%
Accretion of asset retirement obligations	268	340	72	27%
General and administrative (before equity-based compensation)	19,431	27,835	8,404	43%
Equity-based compensation	365,280	26,356	(338,924)	(93)%
Total operating expenses	561,332	450,880	(110,452)	(20)%
Operating income (loss)	(81,318)	1,027,717	1,109,035	*

Other Expenses:
Interest expense	(35,777)	(48,994)	(13,217)	37%
Loss on early extinguishment of debt	(42,567)	—	42,567	(100)%
Total other expenses	(78,344)	(48,994)	29,350	(37)%
Income (loss) from continuing operations before income taxes and discontinued operations	(159,662)	978,723	1,138,385	*
Income tax expense	(65,515)	(369,753)	(304,238)	464%
Income (loss) from continuing operations	(225,177)	608,970	834,147	*
Income from discontinued operations	2,157	—	(2,157)	(100)%
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(223,020)	608,970	831,990	*
Net income and comprehensive income attributable to noncontrolling interest	—	2,248	2,248	*
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(223,020)	$606,722	$829,742	*

Adjusted EBITDAX	$215,167	$330,077	$114,910	53%

Production data:
Natural gas (Bcf)	56	100	44	77%
NGLs (MBbl)	926	2,500	1,574	170%
Oil (MBbl)	104	301	197	191%
Combined (Bcfe)	62	116	54	87%
Daily combined production (MMcfe/d)	678	1,265	587	87%
Average prices before effects of hedges:
Natural gas (per Mcf)	$3.79	$3.66	$(0.13)	(3)%
NGLs (per Bbl)	$56.04	$33.41	$(22.63)	(40)%
Oil (per Bbl)	$88.33	$59.85	$(28.48)	(32)%
Combined (per Mcfe)	$4.39	$4.00	$(0.39)	(9)%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$4.71	$4.39	$(0.32)	(7)%
NGLs (per Bbl)	$56.04	$33.41	$(22.63)	(40)%
Oil (per Bbl)	$111.43	$78.24	$(33.19)	(30)%
Combined (per Mcfe)	$5.26	$4.68	$(0.58)	(11)%
Average Costs (per Mcfe):
Lease operating	$0.07	$0.09	$0.02	29%
Gathering, compression, processing, and transportation	$1.13	$1.25	$0.12	11%
Production and ad valorem taxes	$0.32	$0.20	$(0.12)	(38)%
Depletion, depreciation, amortization, and accretion	$1.21	$1.35	$0.14	12%
General and administrative (before equity-based compensation)	$0.31	$0.24	$(0.07)	(23)%

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the year ended December 31, 2013 compared to the year ended December 31, 2014:

	Years ended December 31,		Amount of Increase	Percent
(in thousands, except per unit and production data)	2013	2014	(Decrease)	Change
Operating revenues:
Natural gas sales	$689,198	$1,301,349	$612,151	89%
NGLs sales	111,663	328,323	216,660	194%
Oil sales	20,584	107,080	86,496	420%
Gathering, compression, and water distribution	—	22,075	22,075	*
Marketing	—	53,604	53,604	*
Commodity derivative fair value gains	491,689	868,201	376,512	77%
Gain on sale of gathering system	—	40,000	40,000	*
Total operating revenues	1,313,134	2,720,632	1,407,498	107%
Operating expenses:
Lease operating	9,439	29,341	19,902	211%
Gathering, compression, processing, and transportation	218,428	461,413	242,985	111%
Production and ad valorem taxes	50,481	87,918	37,437	74%
Marketing	—	103,435	103,435	*
Exploration	22,272	27,893	5,621	25%
Impairment of unproved properties	10,928	15,198	4,270	39%
Depletion, depreciation, and amortization	233,876	477,896	244,020	104%
Accretion of asset retirement obligations	1,065	1,271	206	19%
General and administrative (before equity-based compensation)	60,158	104,281	44,123	73%
Equity-based compensation	365,280	112,252	(253,028)	(69)%
Total operating expenses	971,927	1,420,898	448,971	46%
Operating income	341,207	1,299,734	958,527	281%

Other Expenses:
Interest expense	(136,617)	(160,051)	(23,434)	17%
Loss on early extinguishment of debt	(42,567)	(20,386)	22,181	(52)%
Total other expenses	(179,184)	(180,437)	(1,253)	1%
Income from continuing operations before income taxes and discontinued operations	162,023	1,119,297	957,274	591%
Income tax expense	(186,210)	(445,672)	(259,462)	139%
Income (loss) from continuing operations	(24,187)	673,625	697,812	*
Income (loss) from discontinued operations	5,257	2,210	(3,047)	(58)%
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(18,930)	675,835	694,765	*
Net income and comprehensive income attributable to noncontrolling interest	—	2,248	2,248	*
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(18,930)	$673,587	$692,517	*

Adjusted EBITDAX	$649,358	$1,161,767	$512,409	79%

Production data:
Natural gas (Bcf)	177	317	140	80%
NGLs (MBbl)	2,123	7,102	4,979	235%
Oil (MBbl)	226	1,311	1,085	482%
Combined (Bcfe)	191	368	177	93%
Daily combined production (MMcfe/d)	522	1,007	485	93%
Average prices before effects of hedges:
Natural gas (per Mcf)	$3.90	$4.10	$0.20	5%
NGLs (per Bbl)	$52.61	$46.23	$(6.38)	(12)%
Oil (per Bbl)	$91.27	$81.65	$(9.62)	(11)%
Combined (per Mcfe)	$4.31	$4.73	$0.42	10%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$4.82	$4.52	$(0.30)	(6)%
NGLs (per Bbl)	$52.61	$46.23	$(6.38)	(12)%
Oil (per Bbl)	$99.06	$84.66	$(14.40)	(15)%
Combined (per Mcfe)	$5.17	$5.10	$(0.07)	(1)%
Average Costs (per Mcfe):
Lease operating	$0.05	$0.08	$0.03	60%
Gathering, compression, processing, and transportation	$1.15	$1.26	$0.11	10%
Production and ad valorem taxes	$0.26	$0.24	$(0.02)	(8)%
Depletion, depreciation, amortization, and accretion	$1.23	$1.30	$0.07	6%
General and administrative (before equity-based compensation)	$0.32	$0.28	$(0.04)	(13)%